UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Axiall Corporation

(Name of Registrant as Specified In Its Charter)

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On June 22, 2016, Axiall Corporation furnished the following letter to Axiall employees with outstanding restricted stock units.

Announcement to Axiall Employees with Outstanding Restricted Stock Units

To:	Employees with outstanding Restricted Stock Units
From:	Dean Adelman
Date:	June 22, 2016
Re:	FAQ on “Change in Control” Provisions in Restricted Stock Unit Agreements

We prepared this FAQ to answer questions that many of you have about how Westlake’s announced acquisition of Axiall Corporation affects your Restricted Stock Units (or “RSUs”). If you have additional questions, we want to make sure that you get the right answers. In the event of any inconsistency between this FAQ and the agreements governing your award(s), and with respect to anything not covered here, please refer to the agreements as they will control. For anything not covered here or in the event you have questions or concerns, please contact me directly at (770) 395-4510 or contact Tony Ventry in the law department at (678) 507-0532.

1.	Will the completion of Westlake’s announced acquisition of Axiall Corp. count as a “Change in Control” under my Restricted Stock Unit Agreement(s)?

Yes, if approved and finalized, the transaction will result in a “Change in Control.”

2.	What will happen to my Axiall Corp. Restricted Stock Units that have already vested and been paid prior to the date of the closing of the transaction (the “Closing Date”), if approved and finalized?

At the Closing Date, any Axiall Corp. stock that you own outright will be paid out in cash at the consideration price in the Merger Agreement, which is $33 per share. This includes shares of Axiall Corp. stock delivered to you when RSUs vested in the past, such as in last May’s vesting. Additional information on anything you may need to do to deliver your Axiall Corp. stock will be sent to you in a separate communication, if necessary.

3.	What will happen to my Restricted Stock Units that have not yet vested by the Closing Date?

It is Westlake’s intention to, as of the Closing Date, assume the obligations under your Restricted Stock Unit Agreements and provide you with a substitute award of substantially equivalent value. Simply put, the unvested Axiall RSUs will convert into unvested cash-settled restricted stock units of Westlake Chemical Corp. that would generally vest on the same conditions and timeframe as your existing Axiall Corp. Restricted Stock Units. Westlake is issuing cash-settled restricted stock units for these converted units because of the minimum floor value included in the merger agreement, discussed further below.

4.	How many cash-settled restricted stock units of Westlake stock will my Axiall Corp. Restricted Stock Units be converted into?

We will not know the conversion rates until the Closing Date. However, the substitute award will represent a substantially equivalent economic value as your current award, determined immediately prior to the Closing Date.

5.	What about the dividends associated with my unvested Restricted Stock Units?

You will not lose the value of accumulated dividends associated with your Axiall Corp. Restricted Stock Units, referred to as “dividend equivalents.” If you meet the conditions for vesting, it is expected that you will receive (upon vesting) a cash payment equal to the dividends that have accumulated (from the time of the grant and up to the Closing Date) on those converted units vesting.

On the Closing Date, your RSUs convert to Westlake RSUs. For dividends after the Closing Date, Westlake pays its dividend equivalents at the time the dividend is paid to Westlake shareholders, instead of accumulating the value within the plan. It is Westlake’s intent therefore that, to the extent it is able under applicable law, Axiall employees will also receive any dividend equivalent payments on the converted Westlake RSUs generally at the date of the dividend payment.

6.	So, the RSUs continue to be time-based awards on the same vesting schedule. What will I receive when the next vesting date occurs (in next March or next May, as applicable)?

If you continue to be employed by the Company at the time of your next vesting event, you can expect to receive the value for the Restricted Stock Units that are vesting, which value shall be the greater of:

(1)	the number of Axiall Corp. shares scheduled to vest under the original award multiplied by $33 per share, or

(2)	the cash value of the converted number of Westlake Chemical Corp. cash-settled restricted stock units calculated as of the Closing Date, multiplied by the then-current per share price of Westlake’s common stock, plus any unpaid accumulated dividend equivalents associated with such shares vesting.

7.	This all seems complicated. Can you give me an example?

It is more complex because of the conversion to Westlake stock and the additional feature – which is something new that came out of the Merger Agreement – setting a minimum floor on the value that you will get when the vesting occurs.

Sample conversion scenarios are attached to these FAQs in Attachment A, and I think you will find them helpful.

8.	If my employment with the Company ends, will my substitute Westlake restricted stock units vest?

That depends on the circumstances involved if your employment ended. There are circumstances under which a separation of employment will result in the forfeiture of unvested RSUs. Under other circumstances, a separation may result in the immediate vesting of unvested RSUs. You have to look at the definitions of “Cause” and “Good Reason” in Paragraph 9 of the applicable RSU Agreement for guidance.

Generally speaking:

•	If you voluntarily resign without “Good Reason”, such as leaving the Company for a different employer, then all outstanding RSUs at the time of your resignation would be forfeited.

•	If the Company changes the conditions of your employment such that you have “Good Reason” to resign (such as requiring you to relocate greater than a specified number of miles from your current location, as set forth in the applicable grant agreement) and you have followed the notice/cure procedures in that definition, then all outstanding RSUs at the time of your resignation for “Good Reason” would become immediately vested.

•	If the Company terminates your employment without Cause, such as the elimination of your job, then all outstanding RSUs at the time of the job elimination would become immediately vested.

•	If the Company terminates your employment with Cause, such as violation of company policy, then all outstanding RSUs at the time of your termination would be forfeited.

These post-Change-in-Control circumstances are more favorable to you than the current state: under the current conditions and prior to a Change in Control, if your employment ends for any reason (including a job elimination or resignation for any reason) then all unvested units are immediately forfeited.

There are also no expirations on the without Cause/for Good Reason acceleration provisions of these awards. Thus, if your employment is terminated without Cause two years after the Change in Control, the then-unvested RSUs are still accelerated.

9.	My Restricted Stock Unit Agreements limit certain activities, including competitive activities after my termination. Are those limitations still valid even after a Change in Control?

Yes. The non-compete and non-solicitation restrictions in your Restricted Stock Unit Agreements continue, and the Company would still have a legitimate, protectable business interest in the enforcement of those restrictions. In particular, I want to remind you all that prohibited activities include – from the time you accepted the RSUs through a year after your employment ends – soliciting “any employee of the Company to terminate such employee’s relationship with the Company.”

If found to have violated these restrictions, you would lose your right to unvested RSUs and the Company may even recoup previously vested RSUs. I know that each of your will continue to honor these reasonable limitations and not put your RSUs at risk.

Attachment A - Hypothetical Vesting

The below information is not based on actual numbers nor is it intended to be an estimate or projection of the conversion value at the Closing Date, or at any other time in the future. This hypothetical is purely meant to demonstrate the mechanics of how the conversion and vesting works in your RSU Agreement(s). Assumptions:

•	On May 19, 2015, Joelle Van Dyne is granted 300 Axiall Corp. Restricted Stock Units, with 1/3 of those units vesting over each of the next three anniversary dates.

•	On May 19, 2016, 100 of those units vested. Joelle received 100 shares of Axiall Corp. stock, plus accumulated dividends. She now has 200 unvested Restricted Stock Units remaining.

•	On the Closing Date (assumed here to occur around the Fall of 2016), Joelle will receive:

•	$33 in cash per share for the 100 shares of Axiall Corp. that she still owns today and had not sold prior to the Closing Date.

•	A substitute award of unvested Westlake Chemical Corp. restricted stock units for the 200 unvested Axiall Corp. RSUs. On the hypothetical conversion date, let’s assume Westlake stock was trading at $50 per share. 100 of Joelle’s Axiall RSUs ($33/share) would have the same value as 66 Westlake RSUs ($50/share). Accordingly, after rounding to the nearest whole share, Joelle receives substitute awards representing:

•	66 unvested restricted stock units of Westlake Chemical Corp. scheduled to vest on May 19, 2017; and

•	66 unvested restricted stock units of Westlake Chemical Corp. scheduled to vest on May 19, 2018.

With these hypothetical assumptions, let’s take a look at four different scenarios:

Scenario 1: If on the May 19, 2017 vesting date, Joelle remains employed by the Company, and Westlake stock closes higher than $50 per share, the value Joelle will receive is the share price of Westlake stock times 66.

For example, if Westlake stock closes at $52 per share, Joelle will receive value for $3,432 ($52 multiplied by the 66 units vesting), plus any unpaid dividend equivalents.

Scenario 2: If on the May 19, 2017 vesting date, Joelle remains employed the Company, and Westlake stock closes lower than $50 per share, the value Joelle will receive is $3,300, because of the minimum floor value included in the merger agreement.

For example, if Westlake stock closes at $48 per share, Joelle will receive value for $3,300, plus any unpaid dividend equivalents. The same would be true if Westlake Corp. closed at $45.

Scenario 3: If prior to May 19, 2017, Joelle voluntarily resigns (without “Good Reason”), then her 132 Westlake Corp. restricted stock units are forfeited and she receives nothing further.

Scenario 4: If prior to May 19, 2017, the Company eliminates Joelle’s job (not for “Cause”), then her 132 Westlake Chemical Corp. restricted stock units become immediately vested and the value she will receive is determined in the same manner as described above.

Under any vesting scenario, Joelle would still have to pay the taxes or tax withholdings associated with such vesting.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws. These forward-looking statements include statements, among other things, concerning the expected benefits of the proposed merger of Axiall with and into Westlake (the “Merger”), such as growth potential, market profile, financial strength, and enhanced earnings per share, the potential financing of the transaction and the expected timing of the completion of the transaction. These forward-looking statements are often characterized by the use of words such as “expect,” “anticipate,” “plan,” “believe,” “may,” “should,” “will,” “could,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of Axiall’s business strategy, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, the failure to receive, on a timely basis or otherwise, the required approvals by Axiall’s stockholders and government or regulatory agencies (including the terms of such approvals); the possibility that long-term financing for the transaction may not be put in place prior to the closing; the risk that a condition to closing of the proposed Merger or the committed financing may not be satisfied; the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; the diversion of management time on Merger-related issues; the impact of legislative, regulatory and competitive changes; potential operational disruption caused by the proposed Merger that may make it more difficult to maintain relationships with customers, employees or suppliers; the risk of potential litigation related to the proposed Merger; Axiall’s ability to successfully implement and administer its cost-saving initiatives (including its restructuring programs) and produce the desired results (including projected savings); future prices for the companies’ products; industry capacity levels for the companies’ products, raw materials and energy costs and availability, and feedstock availability and prices; changes in governmental and environmental regulations; the adoption of new laws or regulations that may make it more difficult or expensive to operate the companies’ businesses or manufacture its products; Axiall’s ability to generate sufficient cash flows from its business; future economic conditions in the specific industries to which the companies’ products are sold; global economic conditions; competition within Axiall’s industry; complications resulting from Axiall’s multiple enterprise resource planning (“ERP”) systems and the implementation of its new ERP systems; the companies’ failure to adequately protect their data and technology systems; costs resulting from complications or delays relating to Axiall’s arrangements with Lotte Chemical USA Corporation related to the ethane cracker (ethylene manufacturing plant) being constructed in Lake Charles, Louisiana; Axiall’s failure to realize the benefits of, and/or disruptions resulting from, any asset dispositions, asset acquisitions, joint ventures, business combinations or other transactions; the impact of legislative, regulatory and competitive changes; and other risk factors relating to the chemicals industry, and other factors discussed in Axiall’s and Westlake’s respective annual reports on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q. The risks and uncertainties above are not the only risks Axiall faces. Additional risks and uncertainties not presently known to Axiall that it believes to be immaterial also may adversely affect Axiall. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on Axiall’s business, financial condition and results of operations. Except as may be required by law, the parties do not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.

All subsequent written and oral forward-looking statements concerning the proposed Merger or other matters attributable to Axiall or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this communication. Axiall undertakes no obligation to update or revise any forward-looking statement, except as may be required by law.

Additional Information and Where To Find It

With respect to the proposed Merger, Axiall expects to announce a special meeting of stockholders as soon as practicable to obtain stockholder approval in connection with the proposed Merger between Westlake and Axiall. In connection with the special meeting, Axiall expects to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and other relevant documents in connection with the proposed Merger. INVESTORS OF AXIALL ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS, THE PRELIMINARY PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS RELATED TO THE PROPOSED MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the documents free of charge at the SEC’s website, www.sec.gov, and from Axiall at its website, www.axiall.com, or by sending a request to 1000 Abernathy Road NE, Suite 1200, Atlanta, GA 30328, Attention: General Counsel.

Participants in the Solicitation

Axiall and certain of its respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the special meeting of stockholders. Information regarding Axiall’s directors and executive officers is available in Axiall’s proxy statement filed with the SEC on April 12, 2016 in connection with its 2016 annual meeting of stockholders. Other information regarding persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement related to the proposed Merger and other relevant materials to be filed with the SEC when they become available.